State of Idaho

GREAT SEAL OF THE STATE OF IDAHO
ESTO PERPETUA

Department of State.

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

I, ARNOLD WILLIAMS, Secretary of State of the State of Idaho, and legal custodian of the corporation records of the State of Idaho, do hereby certify that the

SUPERIOR MINES COMPANY

a corporation organized and existing under and by virtue of the laws of the State of Idaho, filed in this office on the 4th day of December, 19 64, original articles of amendment, as provided by Sections 30-146 and 30-147, Idaho Code, amendment changing corporate name to: SUPERIOR SILVER MINES, INC.

and that the said articles of amendment contain the statement of facts required by law, and ~~are~~ will be recorded on ~~Film No.~~ microfilm of Record of Domestic Corporations of the State of Idaho.

I THEREFORE FURTHER CERTIFY, That the Articles of Incorporation have been amended accordingly.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed the Great Seal of the State. Done at Boise City, the Capital of Idaho, this 4th day of December, A. D., 19 64.

Secretary of State

ARTICLES OF AMENDMENT

SUPERIOR MINES COMPANY

We, the undersigned, President and Secretary, respectively of the Superior Mining Company, hereby certify that at a Postponed Annual Meeting of the Shareholders of said company held on the 28th day of October, 1964, the following resolution amending the Articles of Incorporation of said company was duly and regularly adopted, to-wit:

> "RESOLVED, that Article I of the Articles of Incorporation of the Superior Mines Company, be amended to read:
>
> ARTICLE I.
>
> The name of this corporation is, and shall be SUPERIOR SILVER MINES, INC."

The vote on the adoption of this resolution was 709,334 shares for and none against.

IN WITNESS WHEREOF, we have hereunto set our hands and affixed the seal of the corporation this 24th day of November, 1964.

C. W. McWhorter
President

F. Miles Bush
Secretary

STATE OF WASHINGTON)
) ss.
County of Spokane)

On this 1st day of ~~November~~ December, 1964, before me, the undersigned, a Notary Public for the State of Washington, personally appeared C. W. McWhorter and F. Miles Bush,

President and Secretary, respectively of SUPERIOR SILVER MINES, INC., the corporation whose name is subscribed to the foregoing instrument, and acknowledged to me that such corporation executed the same.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my Notarial Seal the day and year in this certificate first above written.

Notary Public in and for the State of Washington, Residing at Spokane, Washington.

Notary Public for the State of Washington
Residing at Spokane, Washington
My commission expires April 6, 1986